State Street Bank and Trust Company

1 Heritage Street

Quincy, MA 02171

Attention: Brendan Kenney, Vice President, Client Operations

Re:	RUSSELL INVESTMENT COMPANY– MULTIFACTOR BOND FUND (the “Fund”)

Ladies and Gentlemen:

Please be advised that the undersigned Fund has established one (1) new series of shares to be known as the Multifactor Bond Fund.

In accordance with Section 19, the Additional Portfolios provision, of the Master Custodian Agreement dated as of August 25, 2009 by and among each registered management investment company party thereto and State Street Bank and Trust Company, the undersigned Fund hereby requests that your bank act as Custodian for the Fund under the terms of the aforementioned contract. In connection with such request, the undersigned Fund hereby confirms to you, as of the date hereof, its representations and warranties set forth in Section 16 of the aforementioned contract.

Kindly indicate your acceptance of the foregoing by returning a signed copy of this document.

Sincerely,

RUSSELL INVESTMENT COMPANY on behalf of:
MULTIFACTOR BOND FUND

By:
Name:	Kari Seabrands
Title:	Associate Director, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:
Name:
Title:	, Duly Authorized

Effective Date: